UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to Rule 14a-12

SciQuest, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information about the Merger and Where to Find It

SciQuest intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of SciQuest. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND STOCKHOLDERS OF SCIQUEST ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by SciQuest with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC by contacting SciQuest Investor Relations at (919) 659-2100. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

SCIQUEST AND TRINITY VENTURES AND THEIR RESPECTIVE EXECUTIVE OFFICERS, DIRECTORS OR AFFILIATES, AS THE CASE MAY BE, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE SCIQUEST STOCKHOLDERS IN FAVOR OF THE MERGER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF SCIQUEST HAVE INTERESTS IN THE MERGER, INCLUDING ACCELERATION OF SCIQUEST STOCK OPTIONS AND RETENTION SEVERANCE ARRANGEMENTS WHICH MAY APPLY IN CERTAIN CIRCUMSTANCES AFTER THE MERGER; THEIR INTERESTS WILL BE DESCRIBED IN THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.

[SciQuest Logo]

SciQuest Agrees to be Acquired by Trinity Ventures

in a Transaction Valued at $25.25 Million

The company will continue to operate as SciQuest, with employees and operations headquartered in Research Triangle Park, North Carolina.

RESEARCH TRIANGLE PARK, N.C., April 12, 2004 — SciQuest, Inc. (NASDAQ: SQST) today announced that it has entered into a definitive acquisition agreement to be acquired by Trinity Ventures. Under the terms of the agreement, Trinity Ventures will acquire SciQuest in a transaction valued at $25,250,000 by means of a cash merger. The amount of cash per share of outstanding share of SciQuest common stock is currently estimated to be approximately $6.25, assuming the acquisition closes on or about July 31, 2004. This would represent a premium in excess of 50% over the closing price on April 8, 2004 of $4.03 per share. The actual per share cash consideration that will be received by SciQuest stockholders will be equal to $25,250,000 divided by the number of all issued and outstanding shares of common stock as of the closing of the acquisition plus the number of shares of common stock subject to in-the-money stock options that are vested as of the closing of the acquisition.

The acquisition will result in SciQuest becoming wholly-owned by Trinity Ventures with each SciQuest stockholder as of the date the acquisition is consummated having the right to receive the per share cash consideration at the closing of the acquisition as described above. Following consummation of the acquisition, SciQuest will no longer be a public company and will no longer be listed on the NASDAQ National Market.

The acquisition will allow SciQuest, as a privately held company, to focus its attention on expanding its reach in the supplier relationship management market. “We have experienced significant momentum over the past year and we are extremely proud of what we have accomplished,” said Stephen J. Wiehe, president and CEO at SciQuest. “However, with the increasing demands on public companies in today’s business climate, this acquisition enables us to become a private company, which is the most effective way to continue that growth and to focus on delivering the most value to our customers. We are excited to join Trinity Ventures and to take advantage of the resources that they can bring to our organization.”

SciQuest’s Board of Directors formed a Special Committee, comprised entirely of independent directors, in connection with the evaluation of the acquisition proposal. The Special Committee negotiated the acquisition proposal and approved the acquisition agreement and the transactions contemplated thereby, including the merger, and recommended approval of the acquisition agreement to the full Board of Directors. TripleTree, LLC served as financial advisor to the Special Committee and the Board of Directors and provided its opinion that the consideration to be received in the acquisition is fair, from a financial point of view, to the SciQuest stockholders. Upon the recommendation of the Special Committee and receipt of the fairness opinion from TripleTree, LLC, the Board of Directors of SciQuest approved the acquisition agreement and the transactions contemplated thereby, including the acquisition of SciQuest by Trinity by means of the cash merger.

The closing of the acquisition is subject to a number of conditions, including clearance by the Securities and Exchange Commission of the form of proxy statement to be sent to SciQuest’s stockholders for their approval of the merger and obtaining the approval of the merger by the holders of at least a majority of the issued and outstanding shares of SciQuest common stock. The acquisition agreement also contains customary conditions, fiduciary change of recommendation rights, and break-up fees.

The announcement of the acquisition agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company’s common stock. The Company intends to file and deliver all forms, proxy statements, notices and documents required under federal and state law with respect to the acquisition. The Company intends to file preliminary proxy materials with the SEC for the special meeting of the stockholders to vote on the proposed transaction. Upon completion of the SEC’s review of the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to the Company’s stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the acquisition, including, among other things, the recommendation of the Company’s Board of Directors and the Special Committee in respect of the merger.

SciQuest’s stockholders are advised to read the definitive proxy materials when made available, including the proxy statement and the acquisition agreement, before making any decisions regarding the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by SciQuest with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC through SciQuest’s Investor Relations Web site at www.sciquest.com. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

SciQuest will host a conference call to discuss the acquisition at 4:00 p.m. Eastern Daylight Time on Monday, April 12, 2004. The dial in number for the call is (877) 282-0743. The call will be available for replay for 30 days by calling (866) 219-1444. The replay password is 440350.

About Trinity Ventures

Founded in 1986, Trinity Ventures is a value-added investor that provides capital, networks and resources to software, services, communications and networked systems companies. With more than $1 billion under management, Trinity Ventures has a proven track record of working in close collaboration with entrepreneurs to build leading companies, such as Extreme Networks, Network Alchemy, Crescendo Communications, Forte Software, Illustra and Starbucks. For more information on Trinity Ventures, please visit www.trinityventures.com.

About SciQuest

SciQuest’s on-demand solutions integrate organizations with their suppliers to enable comprehensive spend management for the life sciences and higher education markets.

SciQuest’s complete suite of modular applications helps to automate the source-to-settle process. When used with the SciQuest Supplier Network, these solutions reduce redundant tasks and maintain data integrity throughout the cycle of finding, acquiring and managing goods to increase efficiency, reduce cost and provide total spend visibility.

Many of the world’s leading pharmaceutical, biotechnology, chemical and academic organizations rely on SciQuest solutions such as Biogen Idec, GlaxoSmithKline, Pfizer, Roche, Schering-Plough, Arizona State University, Indiana University, University of Michigan and University of Pennsylvania. SciQuest is headquartered in Research Triangle Park, NC. For more information about SciQuest, please visit www.sciquest.com or call +1-919-659-2100.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including all statements regarding the cash consideration to be received by SciQuest’s stockholders, the ultimate consummation of the acquisition, the potential effects of the acquisition and SciQuest’s potential for success. For such statements, the Company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. The potential risks and uncertainties associated with these forward-looking statements could cause outcomes to differ materially from those presented herein. Factors that may cause outcomes to differ from those contained in the forward-looking statements include: the failure of SciQuest’s stockholders to approve the merger or the failure of any party to the acquisition Agreement to satisfy a condition for the closing of the merger, and the number of shares of common stock issued and outstanding and the number of shares of common stock subject to in-the-money options that are vested at the time of the closing of the acquisition. Additional factors that could cause outcomes to differ from those contained in the forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, filed with the Securities and Exchange Commission, under the caption “Factors That May Affect Future Results”, and include the risk that forecasting future performance may be difficult, that the Company may not experience revenue growth or control expenses, that the Company is investing in new products and services with no guarantee of success, that the Company’s business will suffer if it does not successfully market the SciQuest brand, that the Company’s revenue growth may be adversely affected by spending reductions in the life sciences and higher education markets, and that the Company may not achieve profitability.

SciQuest and SelectSite are registered trademarks of SciQuest, Inc. and HigherMarkets are trademarks of SciQuest, Inc.

Contacts:

Media Relations:	Investor Relations:

Kristi Lee	Suzanne Miglucci
SciQuest Media Relations	SciQuest Investor Relations
919-659-2406	919-659-2148
klee@sciquest.com	smiglucci@sciquest.com

TRANSCRIPT FOR SCIQUEST ACQUISITION CONFERENCE CALL –

April 12, 2004

Stephen Wiehe:

Good afternoon and welcome to SciQuest’s Investor Relations call. My name is Stephen Wiehe and I’m the President and Chief Executive Officer of SciQuest.

The agenda for today’s call is fairly straightforward. I’ll discuss details of the acquisition announcement made today by SciQuest, and guide you to resources that will provide you further detail about the transaction. We will not be taking questions during today’s call.

Before we get started, I would like to read the following cautionary language: All statements that are not historical facts are forward-looking statements that involve risks and uncertainties, including all statements regarding the cash consideration to be received by SciQuest’s stockholders, the ultimate consummation of the acquisition, the potential and anticipated effects of the acquisition and SciQuest’s potential for success, all activities that are forthcoming after today and the anticipated timing of a stockholders meeting and closing of the acquisition. For such statements, the Company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. The potential risks and uncertainties associated with these forward-looking statements could cause outcomes to differ materially from those presented herein. Factors that may cause outcomes to differ from those contained in the forward-looking statements include: the failure of SciQuest’s stockholders to approve the merger, delays in obtaining SEC clearance of our proxy statement, failure of any party to the acquisition agreement to satisfy a condition for the closing of the merger, and the number of shares of common stock issued and outstanding and the number of shares of common stock subject to in-the-money options that are vested at the time of closing of the acquisition. Additional factors that could cause outcomes to differ from those contained in the forward-looking statements are discussed in the Company’s Annual Report on Form 10-KQ for the period ended December 31, 2003, filed with the Securities and Exchange Commission, under the caption “Factors That May Affect Future Results”, and include the risks that forecasting future performance may be difficult, that the Company may not experience revenue growth or control expenses, that the Company is investing in new products and services with no guarantees of success, that the Company’s business will suffer if it does not successfully market the SciQuest brand, that the Company’s revenue growth may be adversely affected by spending reductions in the life sciences and higher education markets, and that the Company may not achieve profitability.

Now, I’d like to review the details of today’s announcement.

SciQuest announced today that it has entered into a definitive acquisition agreement to be acquired by Trinity Ventures. Under the terms of the agreement, Trinity Tarheel Acquisition, LLC, an entity owned by Trinity Ventures, will acquire SciQuest in a transaction valued at $25,250,000 by means of a cash merger. The amount of cash per outstanding share of SciQuest common stock is currently estimated at $6.25, assuming the acquisition closes on or about July 31, 2004. This would represent a premium in excess of 50% over the closing price on April 8, 2004 of $4.03 per share.

Keep in mind, the actual cash per share received by SciQuest stockholders will be determined by a calculation that will be computed the day the acquisition is closed. Here’s how it works. The total value of the transaction is $25,250,000. Upon closing of the acquisition, this number will be divided by two factors: (1) the number of all issued and outstanding shares of common stock as of the closing of the acquisition, and (2) the number of shares of common stock subject to in-the-money stock options that are vested as of the closing of the acquisition. Again, our current estimation is $6.25 per outstanding share of SciQuest stock, based on our estimate of the number of shares of common stock that will be outstanding and subject to vested, in-the-money options as of July 31, 2004.

The acquisition will result in SciQuest becoming wholly owned by Trinity Tarheel Acquisition, LLC. As a result, SciQuest will be privately held and will no longer be listed on the NASDAQ National Market. There are tremendous demands placed on public companies in today’s business climate. SciQuest currently spends a significant amount of money each year to remain public, which takes away from our goal to reach profitability. It also distracts us from focusing on long-term strategy and requires significant investments of time to prepare for quarterly earnings and annual stockholder meetings. By becoming a private company, SciQuest will be able to focus on maintaining current momentum and growing our business.

SciQuest is very pleased to become part of Trinity Ventures. Trinity is a highly collaborative, value-added investor that provides capital, networks and resources to companies they invest in. With more than $1 billion under management and an impressive track record with such market leaders as Extreme Networks, Network Alchemy, Crescendo Communications and Forte Software, SciQuest is well positioned to benefit from Trinity’s wide network of industry leaders and resources.

SciQuest will be operating business as usual from its headquarters in Research Triangle Park, North Carolina. We will continue to develop our products as formerly scheduled on our Product Roadmap. In fact, we feel confident that this acquisition will empower SciQuest to concentrate its resources on delivering the ost value to our customers. If we keep our customers as our focus, we can and will be extraordinarily successful.

Now, let’s talk through the events leading to the acquisition offer. SciQuest’s Board of Directors formed a Special Committee, comprised entirely of independent directors, in connection with the evaluation of the acquisition proposal. The Special Committee negotiated the acquisition proposal and approved the acquisition agreement and the related transactions, and recommended approval of the acquisition agreement to the Board of Directors. Prior to recommending approval of the acquisition agreement, the Special Committee engaged in discussions with numerous potential third party acquirers and investors. None of those persons expressed an interest in a transaction that the Special Committee deemed would have provided a more favorable financial result for the stockholders of SciQuest.

TripleTree, an investment bank focused on working with growth companies in the areas of technology, healthcare and business services, served as financial advisor to the Special Committee and the Board of Directors and provided its opinion that the acquisition is fair, from a financial point of view, to the SciQuest stockholders.

Upon the recommendation of the Special Committee and receipt of the fairness opinion from TripleTree, SciQuest’s Board of Directors approved the acquisition agreement.

Keep in mind that the closing of the acquisition is subject to a number of conditions. Two key issues are (1) the clearance by the Securities and Exchange Commission of the proxy statement which will be sent to Stockholders for their approval of the merger, and (2) obtaining the approval of the merger by stockholders holding a majority of the issued and outstanding shares of our common stock.

Now, let’s walk through the activities that are forthcoming. The formal announcement was made today by way of our press release. From here, the merger agreement will be filed with the SEC via a Form 8-K filing later today or tomorrow. This is a public forum that you will be able to access at the SEC.gov web site. It will provide detail for anyone interested in the terms and conditions of the merger.

SciQuest expects to file a preliminary proxy statement with the SEC in the near future. This proxy statement will cover in detail the process that has occurred and how the board decided to agree to the offer by Trinity.

The SEC will have approximately 30 days to review and comment on the preliminary proxy statement.

Once we receive comments from the SEC, SciQuest and our attorneys will amend the proxy statement.

Once e have received SEC clearance, the definitive proxy statement will then be made public and will be mailed to all our stockholders.

SciQuest will then begin to contact stockholders and urge them either to attend the stockholder’s meeting or to mail in their proxies to vote their approval or rejection of the transaction.

After the definitive proxy statement is mailed, the Company will hold a stockholders meeting. This meeting is targeted for the 3rd Quarter of 2004. The purpose of the meeting will be to vote for either the approval or rejection of Trinity’s offer. If the merger is approved by the stockholders, the acquisition is expected to close as soon as practical after such approval.

I would strongly advise that all stockholders read the definitive proxy materials once they’re available, including the proxy statement and the acquisition agreement, before making any decisions regarding the acquisition. The proxy statement and other relevant materials can be obtained free of charge at the SEC’s web site at www.sec.gov once they’re available. In addition, I’d suggest you visit SciQuest’s Web site at www.sciquest.com. We’ll be posting many of these materials in the Investor Relations portion of the web site and filing them with the SEC as they become available. Also review the press release we sent out today to learn how you could use the SEC’s public reference rooms to gain access to these and other SEC documents.

In closing, I’d like to reiterate a few key points. The management team is very pleased with today’s announcement. We are highly optimistic about the future of SciQuest and our ability to move forward with the support of Trinity Ventures. There are several steps we must take before this transaction is complete, and it is paramount that our stockholders educate themselves about this acquisition, and step forward to attend our stockholder’s meeting or mail in their proxies once it’s time to vote on the transaction.

Please utilize the following resources to keep abreast of our activities as this transaction moves forward:

Visit the SciQuest Web site at www.sciquest.com, and click on the Investor tab at the top of the page. We’ll post information to this page as it becomes available. A transcript of today’s call and an audio replay will be available to you shortly. As we finalize our Form 8-K and eventually our Proxy Statement, they will be posted for you as well.

The proxy statement and other relevant materials (when they become available), and any other documents we file with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC through SciQuest’s nvestor Relations Web site at www.sciquest.com. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

I thank each of you for being on today’s call, and for your continued support of SciQuest. Thank you, and good day.